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                                                                   EXHIBIT 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-131872 on Form S-4 of AVA Formation Corp. of our reports dated March 6, 2006, relating to the consolidated financial statements of Avista Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph for certain changes in accounting and presentation resulting from the impact of recently adopted accounting standards) and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Avista Corporation for the year ended December 31, 2005 and to the reference to us under the heading "Experts" in the Proxy Statement-Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Seattle, Washington
March 23, 2006